EXHIBIT 23.4

The Board of Directors
HQ Global Workplaces, Inc.

                      Consent of Independent Accountants

     We consent to the incorporation by reference in the Registration Statement on Form S-8 of FrontLine Capital Group of our report dated February 18, 2000, with respect to the consolidated balance sheets of HQ Global Workplaces, Inc. as of December 31, 1999 and 1998, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the two-year period ended December 31, 1999 and the period from August 25, 1997 to December 31, 1997, which report appears in the Form 8-K of FrontLine Capital Group dated February 28, 2000.

                                                                  /s/ KPMG LLP

Atlanta, Georgia
July 18, 2000